UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                            Planet Payment, Inc.
             ------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ------------------------------------------------------
                       (Title of Class of Securities)

                                  078532599
             ------------------------------------------------------
                               (CUSIP Number)

                              December 31, 2014
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 078532599
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1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Cortina Asset Management, LLC
     56-2450074

---------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)    [ ]
     (b)    [ ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin

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               5.   SOLE VOTING POWER:  1,948,229

NUMBER OF      ------------------------------------------------------
SHARES         6.   SHARED VOTING POWER:  None
BENEFICIALLY
OWNED BY       ------------------------------------------------------
EACH           7.   SOLE DISPOSITIVE POWER:  2,974,463
REPORTING
PERSON WITH    ------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER:  None

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,974,463

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES  [ ]

---------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.33

---------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IA

---------------------------------------------------------------------


Item 1(a)   NAME OF ISSUER
            Planet Payment, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            670 Long Beach Boulevard Long Beach, NY 11561


Item 2(a)   NAME OF PERSONS FILING
            Cortina Asset Management, LLC

      (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 N Jefferson Street, Suite 400, Milwaukee, WI 53202

      (c)   CITIZENSHIP
            Cortina is a Wisconsin limited liability company

      (d)   TITLE OF CLASS OF SECURITIES
            Common Stock

      (e)   CUSIP NUMBER
            078532599


Item 3.     Type of Person:

(e)  Cortina is registered under section 203 of Investment Advisors Act of 1940
Item 4.     OWNERSHIP

Ownership (as December 31, 2014):

      (a)   Amount owned beneficially within the meaning of rule 13d-3:
		2,974,463

      (b)   Percent of class:

5.33 (based on 55,808,613 shares outstanding as of October 31, 2014.)

      (c)   Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote

 1,948,229

            (ii)   Shared power to vote or direct the vote

                   None

            (iii)  Sole power to dispose or to direct the
                   disposition of

                   2,974,463

            (iv) Shared power to dispose or to direct the disposition of

                   None


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

		Not Applicable

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            Not Applicable


Item 8.     IDENTIFICATION AND CLASSIFICAITON OF MEMBERS OF THE GROUP

            Not Applicable


Item 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable


Item 10.    CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 4, 2015
                                          -------------------------------------
                                                           Date



                                                  /s/LORI K. HOCH
                                          -------------------------------------
                                                         Signature

                                          Lori K. Hoch
       Chief Operating Officer and
       Chief Compliance Officer
                                          -------------------------------------
                                                         Name/Title